                                                                  EXHIBIT (c)(5)

                                  PROJECT BAKER


                      PRESENTATION TO THE SPECIAL COMMITTEE
                            OF THE BOARD OF DIRECTORS

                                  APRIL 2, 2001

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
TABLE OF CONTENTS

Section I                      Transaction Overview

Section II                     Overview of Il Fornaio Valuation

Section III                    Fairness Opinion Letter

                         SECTION I: TRANSACTION OVERVIEW

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
OVERVIEW OF THE TRANSACTION



--------------------------------------------------------------------------------
Scope of Assignment:            Evercore Group Inc. ("Evercore") has been asked
-------------------             by the Special Committee of the Board of
                                Directors of Il Fornaio (America) Corporation
                                ("Il Fornaio" or the "Company") whether, in
                                Evercore's opinion, the Merger Consideration to
                                be paid pursuant to the Merger is fair, from a
                                financial point of view as of the date hereof,
                                to the holders of the Shares.
--------------------------------------------------------------------------------

Summary of Key Merger Terms:
---------------------------
Background:                     Il Fornaio intends to enter into an amended
                                Agreement and Plan of Merger ("Merger
                                Agreement") with an affiliate of Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS" or the
                                "Investor"). Pursuant to the Merger Agreement, an affiliate of the Investor will be merged with and into the Company (the "Merger").

Transaction Consideration:      Each outstanding share of Common Stock of the
                                Company, other than the shares rolled-over into the surviving company, (the "Shares"), will be converted into the right to receive $13.00 per share payable in cash (the "Merger
                                Consideration").

Structure:                      Recapitalization



Transaction Size:               Equity Purchase Price:                  $84.6
                                Plus: Net Debt as of 12/31/00            (6.3)
                                                                        -----
                                Total                                   $78.3

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------



Financing Sources and Uses:     SOURCES                USES

                                Revolver               Equity Purchase Price
                                  $2.1                   $84.6





                                Term Loan              Fees and Expenses
                                  27.5                     6.0




                                Subordinated Debt
                                  15.0


                                Equity
                                  40.0




                                Cash From Company
                                  6.0
                                  ---                    ---

                                Total                  Total
                                  $90.6                  $90.6

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
OVERVIEW OF THE TRANSACTION


Summary of Key Merger Terms (con't):
-----------------------------------

Transaction Multiples:                 6.6x LTM EBITDA


                                       5.6x 2001 EBITDA


                                       21.0x LTM EPS


                                       16.0x 2001 Est. EPS

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------


Summary of Rollover Provisions:    Selected existing shareholders will roll
                                   over a portion of their existing stock
                                   and options in the Company into the
                                   surviving company following the
                                   Transaction

                                                           Amount       As a %
                                                           Rolled      of Total
                                                            Over        Holding
                                   ---------------------------------------------

                                   Laurence B. Mindel   $1.9 million       19%


                                   Michael J. Hislop     2.6               43%


                                   F. Warren Hellman     1.9              100%


                                   Dean Cortopassi       1.6              100%

                                   Other directors/
                                    managements/select
                                    equity holders       0.4              NA


                                   Total Rollover
                                     Amount             $8.4 million

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------



Summary of Fiduciary Out Provision:     The Board of Directors (acting on the
                                        recommendation of the Special Committee) may terminate the Merger Agreement with BRS in the event that the Company receives a superior offer from another party.

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
OVERVIEW OF THE TRANSACTION


Summary of Key Merger Terms (con't):
------------------------------------

Closing Conditions:                     -  Shareholder vote

                                        -  No Material Adverse Change

                                        -  Valid Representations and Warranties

                                        -  Lease and Liquor consents obtained

                                        -  Proceeds of debt financing received
                                           (debt financing commitments subject
                                           to satisfactory review of legal due
                                           diligence)

                                        -  Minimum cash at closing of $4.4
                                           million

                                        -  Minimum adjusted EBITDA of $13.5
                                           million

Termination Fee:                        Termination fee under certain
                                        circumstances of $2.7 million plus
                                        reimbursement of BRS's expenses.

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
OVERVIEW OF THE TRANSACTION

-    In connection with rendering our opinion, Evercore has, among other things:

        (i) Analyzed certain publicly available financial statements and other information relating to Il Fornaio;

        (ii) Analyzed certain internal financial statements and other financial and operating data concerning Il Fornaio prepared by and furnished to us by the management of Il Fornaio;

        (iii) Analyzed certain financial projections concerning Il Fornaio prepared by and furnished to us by the management of Il Fornaio;

        (iv) Discussed the past and current operation and financial condition and the prospects of Il Fornaio with the management of Il Fornaio;

        (v) Reviewed the reported prices and trading activity of the Common Stock of Il Fornaio;

        (vi) Compared the financial performance of Il Fornaio and the prices and trading activity of the Common Stock of Il Fornaio with that of certain other comparable publicly-traded companies and their securities;

        (vii) Reviewed the financial terms to the extent available of certain comparable transactions;

        (viii) Participated in discussions and negotiations among representatives of Il Fornaio, BRS and their advisors;

        (ix) Reviewed the Agreements, and the related exhibits and schedules in substantially final form and have assumed that the final form of such Agreements, exhibits and schedules will not vary in any respect material to our analysis; and

        (x) Performed such other analyses and examinations and considered such other factors as we have in our sole judgment deemed appropriate.

- For purposes of our analysis and opinion, we have not assumed any responsibility for independently verifying the accuracy and completeness of the information reviewed by us or reviewed for us.

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
OVERVIEW OF THE TRANSACTION

Overview of Bruckmann, Rosser, Sherrill & Co.
---------------------------------------------

- Private equity firm formed in 1995 by former senior officers of Citicorp Venture Capital, Ltd

-    $1.2 billion of committed capital currently under management

- Currently investing second fund which has $770 million of committed capital

-    Current portfolio of seventeen companies:


Jitney-Jungle Stores of America, Inc.             Doane Pet Care Company                     Town Sports International, Inc.

Restaurant Associates Corp                        B&G Foods, Inc.                            Anvil Knitwear, Inc.

California Pizza Kitchen, Inc.                    HealthPlus Corporation                     American Paper Group, Inc.

Alliance Laundry Systems LLC                      Mediq Incorporated                         Acapulco Restaurants, Inc.

Panhall International, Inc.                       Au Bon Pain                                ICM Equipment Company

Head & Engquist                                   O'Sullivan Industries

                  SECTION II: OVERVIEW OF IL FORNAIO VALUATION

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
IL FORNAIO VALUATION SUMMARY                                     ($ IN MILLIONS)

- Based on its stock price prior to the announcement of the Transaction, the Company's valuation was as follows:

                                                               Price/Earnings        Enterprise Value/EBITDA
                                               Stock        ------------------      -------------------------
           Measurement Period                  Price         LTM         2001E        LTM             2001E
           ------------------                  -----        -----        -----      -------         ---------
Il Fornaio closing price as of 11/15/00        $9.31         15.0x        11.5x        4.3x            3.6x
Il Fornaio 30-Day Average                      $9.02         14.6         11.1         4.1             3.5

- The Company's valuation based on the consideration to be paid under the Transaction ("Transaction Value") is as follows:

                                                     Market Value of Equity/Net Income            Enterprise Value/EBITDA
                                   Offer Value       ---------------------------------           -------------------------
                                    Per Share         LTM                        2001E           LTM                 2001E
                                   -----------       -------                     -----           ---                 -----
Il Fornaio Transaction Value         $13.00           21.0x                      16.0x           6.6x                 5.6x

- We compared the Transaction Value multiples from above to the market valuation multiples for a selected group of publicly traded companies that we deemed comparable.

                                      Price/Earnings                                      Enterprise Value/EBITDA
                            -------------------------------------                  -------------------------------------
                               LTM                        2001E                       LTM                        2001E
                            ----------                 ----------                  ----------                 ----------
Group Median                  16.9x                       14.9x                       8.0x                       7.0x
Group Range                 9.5x-40.0x                 8.4x-32.6x                  5.0x-20.3x                 4.6x-16.2x


- We also compared the Transaction Value multiples to the valuation multiples from a selection of recent transactions that we viewed as comparable.

                                         Enterprise Value/
                                             LTM EBITDA
                                         ------------------
All Transactions Since July, 1997
---------------------------------
Group Median                                    7.1x
Group Range                                 4.0x -- 10.5x

All Transactions Since January, 1999
------------------------------------
Group Median                                    5.4x
Group Range                                   4.0x-6.0x

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
IL FORNAIO VALUATION SUMMARY


- We compared the premium of (i) the offer value per share to the Company's recent stock price prior to the November 15th announcement to
        (ii) premiums paid from a selection of recent transactions involving publicly traded companies in the restaurant industry that we viewed as comparable.

                                                                  Premium Paid Over
                                                        -------------------------------------
                                                        Stock Price 1    30-Day Average Stock
                                                        Day Prior to        Price Prior to
                                                         Disclosure           Disclosure
                                                        -------------     -------------------
Il Fornaio (based on closing Price as of 11/15/00)          39.6%                 44.1%
Group Median                                                37.4%                 35.5%
Group Range                                               10% - 132%           11% - 183%

- We performed a discounted cash flow analysis based on management's projections as well as Evercore's projections. Management's projections resulted in a valuation range of $12.29-$15.90 per share and Evercore's projections resulted in a valuation range of $11.29-$14.62 per share.

- We also analyzed an illustrative leveraged buyout transaction for the Company. This analysis resulted in a valuation range of $11.37 - $13.26 per share.

- We also projected forward the Company's EPS, applied an assumed future P/E multiple based on valuation multiples for comparable companies, and discounted the estimated future stock price to the present time period based on a range of estimates for the Company's equity cost of capital. This analysis resulted in a valuation range of $11.02-$14.34.

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
HISTORICAL AND PROJECTED FINANCIAL OVERVIEW                      ($ IN MILLIONS)

Income Statement          1995         1996        1997        1998        1999         2000        2001E       2002E       2003E
----------------         -------      -------     -------     -------     -------      -------     -------     -------     -------
Total Revenues           $  54.1      $  60.7     $  72.1     $  83.1     $ 100.4      $ 124.4     $ 132.7     $ 143.4     $ 157.1
EBITDA                       5.3          6.1         7.7         9.1         9.8         11.9        14.1        15.5        18.3
EBIT                         2.0          2.2         3.8         4.9         4.5          5.8         7.7         8.6        10.7
Net Income                   1.2          1.4         2.5         3.5         3.1          3.8         5.0         5.9         7.5

Number of Restaurants         11           12          15          17          21           25          26          29          33

Growth Rates
------------
Revenues                     8.9%        12.2%       18.8%       15.3%       20.9%        23.9%        6.7%        8.1%        9.5%
EBITDA                      (3.6)%       15.1%       26.2%       18.2%        7.8%        21.8%       18.0%       10.1%       17.8%
EBIT                       (13.0)%       10.0%       72.7%       28.9%       (7.3)%       28.4%       32.5%       11.8%       24.4%
Net Income                  (7.7)%       16.7%       78.6%       40.0%      (12.6)%       23.4%       33.7%       16.2%       28.5%

Margins
-------
EBITDA                       9.8%        10.0%       10.7%       11.0%        9.8%         9.6%       10.6%       10.8%       11.6%
EBIT                         3.7%         3.6%        5.3%        5.9%        4.5%         4.7%        5.8%        6.0%        6.8%
Net Income                   2.2%         2.3%        3.5%        4.2%        3.0%         3.0%        3.8%        4.1%        4.8%

---------------------

Source for projections:  Management estimates

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
IL FORNAIO VS. S&P 500 SMALL-CAP RESTAURANT INDEX SINCE IPO (9/19/97 -- PRESENT)




                               [PERFORMANCE GRAPH]



   Date            Volume        Il Fornaio Price         S&P Small-Cap Restaurant Price Index
---------        ----------      ----------------         ------------------------------------
  9/19/97         1,888,100          $14.50                          14.5000
 11/14/97            74,000          $14.50                          13.4442
  1/14/98             9,000          $14.75                          12.6920
  3/13/98             2,000          $13.00                          15.3765
  5/11/98            12,000          $12.88                          14.7858
   7/8/98            44,700          $13.13                          15.5472
   9/2/98            16,500          $10.13                          12.0725
 10/29/98           115,200           $7.88                          12.1090
 12/28/98            19,900           $7.38                          13.8983
  2/25/99            28,500           $8.25                          13.6046
  4/23/99             4,400           $9.88                          13.8554
  6/21/99            10,100          $13.00                          14.1435
  8/17/99            39,500          $11.94                          13.4462
 10/13/99             1,000           $9.25                          13.0413
  12/9/99            23,600           $7.25                          11.1484
   2/7/00            12,600           $8.00                          11.4982
   4/4/00            11,000           $8.75                          11.9937
   6/1/00             3,800           $8.50                          12.2380
  7/28/00             1,200           $7.75                          12.3482
  9/25/00               700           $8.38                          12.8211
 11/20/00            21,700          $12.75                          15.3579
  1/15/01            58,600          $13.50                          14.7364
  3/12/01            17,000          $13.63                          16.2832


---------------
S&P Small-Cap Restaurant Index consists of APPB, CEC, CAKE, COP, IHP, JBX, LNY, LUB, PNRA, RI, RYAN, SONC, TACO

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
IL FORNAIO STOCK PRICE HISTOGRAM SINCE IPO (9/19/97 -- 11/15/00)

                                  [BAR GRAPH]

Share Price      Frequency (Days)
-----------      ----------------
<$ 1.00                 0
<$ 2.00                 0
<$ 3.00                 0
<$ 4.00                 0
<$ 5.00                 0
<$ 6.00                10
<$ 7.00                30
<$ 8.00               120
<$ 9.00               151
<$10.00               122
<$11.00                62
<$12.00                37
<$13.00                52
<$14.00                71
<$15.00               115
<$16.00                23
<$17.00                 5
<$18.00                 0
<$19.00                 0
<$20.00                 0
More                    0

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
IL FORNAIO TRADING VALUATION

                                              Share Price Prior   1 month Average
                                               to Announcement    Share Price Prior   Based on $13.00
                                                  (11/15/00)       to Announcement      Offer Price
                                              ------------------  -----------------   ---------------
Stock Price                                         $ 9.31             $ 9.02             $13.00
Fully Diluted Shares(F1)                               6.2                6.1                6.5
                                                    ------             ------             ------
Market Value of Equity                                57.3               55.2               84.6
    Plus: Net Debt                                    (6.3)              (6.3)              (6.3)
                                                    ------             ------             ------
Enterprise Value                                    $ 51.0             $ 48.9             $ 78.3

                                                                                                             Median
Price to:                     Statistic                                                                    Comparables
                              ---------                                                                    -----------
    LTM Earnings                $  0.62               15.0x              14.6x              21.0x              16.9x
    2001E Earnings                 0.81               11.5               11.1               16.0               14.9

Enterprise Value to:
    LTM EBITDA                  $  11.9                4.3x               4.1x               6.6x               8.0x
    2001E EBITDA                   14.1                3.6                3.5                5.6                7.0
    LTM Sales                     124.4                0.4                0.4                0.6

-----------------

2001E based on management projections.
[FN]
(F1) Based on treasury method. Assumes $7.39 average exercise price for options.

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
SUMMARY TRADING MULTIPLES

                                      Median Multiples of Comparable Companies
                                    --------------------------------------------
                                    Lower Growth      High Growth                      Il Fornaio at
                                     Restaurants      Restaurants       Combined        Offer Price
                                    ------------      -----------       --------       -------------
Long-Term E.P.S. Growth Rate            16.5%            30.9%            18.7%            20.0%
LTM EBITDA Margin                       13.1%            13.2%            13.2%             9.6%

Price/
LTM Earnings                            14.8x            38.5x            16.9x            21.0x
2001E Earnings                          13.0             30.3             14.9             16.0

Enterprise Value/
LTM EBITDA                               6.9x            17.3x             8.0x             6.6x
2001E EBITDA                             6.3             12.2              7.0              5.6

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
SUMMARY TRADING ANALYSIS

Selected Lower Growth Restaurant Companies
------------------------------------------

                                                                                   The Steak
                                   Applebee's        Brinker        Cracker         n Shake         Darden
                                      Intl            Intl           Barrel         Company       Restaurants
                                   ----------      ---------       ---------       ---------      -----------
Stock Price (3/30/01)              $   35.94       $   27.35       $   17.94       $    7.53       $   23.97
Market Value of Equity             $     943       $   2,753       $   1,026       $     215       $   2,969
Enterprise Value                   $   1,040       $   2,863       $   1,304       $     257       $   3,498
Long Term I/B/E/S Growth Rate           15.4%           16.4%           13.8%           17.3%           14.8%
LTM EBITDA Margin                       21.0%           13.5%           10.6%           12.3%           11.8%
Price to:
    LTM Earnings                       15.0x           20.7x           14.7x           12.6x           16.1x
    2001E Earnings                      13.3            18.2            12.7             9.7            14.1
Enterprise Value to:
    LTM EBITDA                          7.2x            9.2x            6.6x            5.0x            7.7x
    2001 Calendar EBITDA                 6.6             8.1             6.0             4.6             6.9

                                    Mortons                          Outback
                                   Restaurant     O'Charley's      Steakhouse
                                   ----------     -----------      ----------
                                                                                                              At Offer
Stock Price (3/30/01)              $   20.07       $   20.69       $   25.35       Average       Median      Il Fornaio
Market Value of Equity             $      94       $     362       $   1,953       -------       ------      ----------
Enterprise Value                   $     181       $     459       $   1,893
Long Term I/B/E/S Growth Rate           20.0%           20.0%           16.5%      16.8%         16.5%         20.0%
LTM EBITDA Margin                       12.8%           14.7%           16.2%      14.1%         13.1%          9.6%
Price to:
    LTM Earnings                        9.5x           17.7x           14.2x       15.1x         14.8x         21.0x
    2001E Earnings                       8.4            15.7            12.4       13.0          13.0          16.0
Enterprise Value to:
    LTM EBITDA                          5.7x            8.3x            6.1x        7.0x          6.9x          6.6x
    2001 Calendar EBITDA                 5.0             7.1             5.3        6.2           6.3           5.6x

Selected High Growth Restaurant Companies
-----------------------------------------

                                                                                  California
                                   Cheesecake        Buca                            Pizza
                                    Factory          Inc.         P.F. Changs       Kitchen
                                   ----------      ---------      -----------     -----------
                                                                                                                           At Offer
                                                                                                                          ----------
Stock Price (3/30/01)              $   36.13       $   17.55       $   34.38       $   26.75      Average     Median      Il Fornaio
Market Value of Equity             $   1,178       $   285.0       $   423.7       $   492.3      -------     ------      ----------
Enterprise Value                   $   1,144       $   243.0       $   435.0       $   563.6
Long Term I/B/E/S Growth Rate           26.9%           36.9%           35.0%           25.0%      30.9%      30.9%          20.0%
LTM EBITDA Margin                       13.6%           13.3%           11.9%           13.1%      13.0%      13.2%           9.6%
Price to:
    LTM Earnings                       37.6x           32.5x           40.0x           39.3x      37.4x      38.5x          21.0x
    2001E Earnings                      31.4            23.4            29.1            32.6      29.1x      30.3x          16.0x
Enterprise Value to:
    LTM EBITDA                         19.1x           14.1x           15.6x           20.3x      17.3x      17.3x           6.6x
    2001 Calendar EBITDA                15.6             8.7             8.8            16.2       12.4      12.2x           5.6x

--------------------------

Financial statistics based on 10K, 10Q, and Wall Street Research estimates.

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
COMPARABLE TRANSACTIONS

                                                                                                                  Multiple of
  Date                                                                                        Offer for              LTM
Announced               Acquirer                                 Target                       Enterprise            EBITDA
---------               --------                                 ------                       ----------          -----------
3/1/2001         Management Group(F1)                     Uno Restaurant Company               $  163                 5.3x
2/16/2001        BancBoston Capital(F1)                   Vicorp Restaurants Inc.                 166                 4.0
10/6/2000        Carrols Corp                             Taco Cabana                             152                 6.0
6/5/2000         Caxton-Iseman Capital                    Buffets Inc.                            550                 4.7
11/9/1999        American Securitas Capital Partners      El Pollo Loco                           128                 5.6
1/27/1999        RB Capital Inc.                          Rock Bottom Restaurants                 104                 5.5
12/11/1998       Cracker Barrel                           Logan's Roadhouse                       179                10.5
9/28/1998        Bain Capital                             Domino's                              1,021                 7.8
9/18/1998        Consolidated Restaurant Cos.             Spaghetti Warehouse                      60                 9.9
8/14/1998        Bruckman, Rosser, Sherrill, & Co         Au Bon Pain Bakeries                     73                 7.9
6/4/1998         Carrols Corp.                            Pollo Tropical Inc.                      89                 7.3
4/3/1998         N.E. Restaurant Co.                      Bertucci's Inc.                         123                 7.9
8/4/1997         Restaurant Co.                           Perkins Family Restaurants L.P.         257                 7.1
9/5/1997         DavCo Acquisition Holding                DavCo Restaurants Inc.                  196                 7.4
10/21/1997       Berkshire Hathaway                       International Dairy Queen               537                 8.8
9/23/1997        Cracken Harkey Street & Co.              El Chico Restaurants                     65                 6.4
7/7/1997         Port Royal Holdings Inc.                 Krystal Co.                             138                 6.7

---------------------------------------------------------------------------------------------------------------------------
Average of All Transactions                                                                                           7.0x
Median of All Transactions                                                                                            7.1x
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Average of Transactions Since 1/1/99                                                                                  5.2x
Median of Transactions Since 1/1/99                                                                                   5.4x
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
11/15/2000       Bruckman, Rosser, Sherrill, & Co         Il Fornaio                                                  6.6x
---------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
[FN]
(F1) Pending transaction

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
PREMIUMS PAID ANALYSIS

                                                                                                           Premium  Paid(F1)
   Date                                                                                                -------------------------
 Announced             Acquirer                                   Target                                1 Day            1 Month
-----------        ----------------------------            ------------------------------              -------           -------
3/1/2001           Management Group(F1)                    Uno Restaurant Company                        56.0%             34.5%
2/16/2001          BancBoston Capital(F1)                  Vicorp Restaurants Inc.                       38.6%             52.0%
10/6/2000          Carrols Corp                            Taco Cabana                                  115.9%            100.9%
6/5/2000           Caxton-Iseman Capital                   Buffets Inc.                                  14.2%             23.1%
1/27/1999          RB Capital Inc.                         Rock Bottom Restaurants                       48.1%             73.9%
12/11/1998         Cracker Barrel                          Logan's Roadhouse                             13.9%             33.3%
9/18/1998          Consolidated Restaurant Cos.            Spaghetti Warehouse                           36.2%             12.3%
6/4/1998           Carrols Corp.                           Pollo Tropical Inc.                           10.0%             18.5%
4/3/1998           N.E. Restaurant Co.                     Bertucci's Inc.                               32.3%             36.6%
8/4/1997           Restaurant Co.                          Perkins Family Restaurants L.P.               28.7%             33.3%
9/5/1997           DavCo Acquisition Holding               DavCo Restaurants Inc.                        49.5%             49.5%
10/21/1997         Berkshire Hathaway                      International Dairy Queen                     11.9%             10.5%
9/23/1997          Cracken Harkey Street & Co.             El Chico Restaurants                         102.0%             78.9%
7/7/1997           Port Royal Holdings Inc.                Krystal Co.                                  132.0%            182.9%

---------------------------------------------------------------------------------------------------------------------------------
Average                                                                                                  49.2%             52.9%
Median                                                                                                   37.4%             35.5%
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
11/15/2000         Bruckman, Rosser, Sherrill, & Co        Il Fornaio                                    39.6%             44.1%
---------------------------------------------------------------------------------------------------------------------------------


-------------------------
Premiums based on prices prior to any market news of a possible transaction.
[FN]
(F1) Pending transaction

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
DISCOUNTED CASH FLOW ANALYSIS - MANAGEMENT CASE


                                                              PROJECTED PRO FORMA FISCAL YEAR ENDED DECEMBER 31,
                                           -------         -------------------------------------------------------
                                             2000            2001        2002        2003        2004        2005
                                           -------         -------     -------     -------     -------     -------
EBITDA                                     $  11.9         $  14.1     $  15.5     $  18.3     $  19.2     $  20.2
   % Growth                                                   18.0%       10.1%       17.8%        5.2%        5.2%
Less:  Depreciation                                           (6.4)       (6.9)       (7.5)       (7.9)       (8.3)
                                                           -------     -------     -------     -------     -------
EBIT                                                           7.7         8.6        10.7        11.3        11.9
Less: Taxes                       38.5%                       (3.0)       (3.3)       (4.1)       (4.4)       (4.6)
                                                           -------     -------     -------     -------     -------
Tax-effected EBIT                                          $   4.7     $   5.3     $   6.6     $   7.0     $   7.3

Plus:  Depreciation                                            6.4         6.9         7.5         7.9         8.3
Less:  Capital Expenditures                                   (4.0)       (8.1)      (10.8)      (11.3)      (11.9)
Plus: Changes in Working Capital                               1.0         2.1         2.4         1.8         1.5
                                                           -------     -------     -------     -------     -------
Free Cash Flow                                             $   8.1     $   6.2     $   5.8     $   5.4     $   5.2

                                                                                                                       % of Total
                                                                                                                       ----------
Discount Rate                        14.0%                NPV of Cash Flows                                $   21.6       23.8%
                                                          NPV of Terminal Value (6.0x EBITDA)                  63.0       69.3%
                                                          Plus:  Net Cash as of 12/31/00                        6.3        7.0%
                                                                                                           --------      -----
                                                          Total Equity Value                               $   91.0      100.0%
                                                          Value Per Share                                  $   13.97

--------------------------------------------------------------------------------
Total Enterprise Value Sensitivity
--------------------------------------------------------------------------------


                                           Terminal EBITDA Multiple
                                    ------------------------------------
                                     5.5x            6.0x         6.5x
                                    ------         ------         ------
Discount             12.0%          $14.14         $15.02         $15.90
     Rate            14.0%           13.17          13.97          14.78
                     16.0%           12.29          13.03          13.77


----------------------

Source for projections: Management estimates through 2003, and Evercore estimates in 2004 and 2005.

PROJECT BAKER
--------------------------------------------------------------------------------
DISCOUNTED CASH FLOW ANALYSIS - EVERCORE CASE



                                                             PROJECTED PRO FORMA FISCAL YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------------------
                                            2000E         2001          2002        2003         2004         2005
                                           -------      --------     --------     --------     --------     --------
Revenue                                    $ 124.4      $  135.1     $  145.9     $  158.8     $  174.6     $  190.4
   % Growth                                                  8.6%         8.0%         8.8%        10.0%         9.1%
EBITDA                                     $  12.0      $   13.8     $   14.4     $   15.5     $   17.2     $   18.8
   % Growth                                                 14.8%         5.0%         7.6%        10.6%         9.6%
   % Margin                                    9.6%         10.2%         9.9%         9.8%         9.8%         9.9%
Less:  Depreciation                                         (6.4)        (6.9)        (7.5)        (8.2)        (9.0)
                                                        --------     --------     --------     --------     --------
EBIT                                                         7.4          7.6          8.0          9.0          9.9
Less: Taxes                       38.5%                     (2.8)        (2.9)        (3.1)        (3.4)        (3.8)
                                                        --------     --------     --------     --------     --------
Tax-effected EBIT                                       $    4.5     $    4.7     $    4.9     $    5.5     $    6.1

Plus:  Depreciation                                          6.4          6.9          7.5          8.2          9.0
Less:  Capital Expenditures                                 (4.0)        (8.1)       (10.8)       (11.0)       (11.2)
Plus: Changes in Working Capital                             1.0          2.1          2.4          1.8          1.5
                                                        --------     --------     --------     --------     --------
Free Cash Flow                                          $    7.9     $    5.5     $    4.1     $    4.6     $    5.3

                                                                                                                        % of Total
Discount Rate                     14.0%                                                                                 ----------
                                                                NPV of Cash Flows                         $   19.4        23.0%
                                                                NPV of Terminal Value (6.0x EBITDA)           58.7        69.5%
                                                                Plus:  Net Cash as of 12/31/00                 6.3         7.5%
                                                                                                          ---------      -----
                                                                Total Equity Value                        $   84.4       100.0%
                                                                Value Per Share                           $   12.84


--------------------------------------------------------------------------------
Total Enterprise Value Sensitivity
--------------------------------------------------------------------------------


                                                           Terminal EBITDA Multiple
                                                       --------------------------------
                                                        5.5x         6.0x         6.5x
                                                       ------       ------       ------
Discount                                  12.0%        $12.99       $13.80       $14.62
     Rate                                 14.0%         12.10        12.84        13.59
                                          16.0%         11.29        11.97        12.66



--------------------------------------------------------------------------------
Projections assume flat same restaurant sales growth, new restaurant openings as follows (2001=1, 2002=3,2003=4,2004=4,2005=4), and flat EBITDA margins before preopening expenses based on 2000 actuals.

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
LEVERAGED BUYOUT ANALYSIS                                        ($ IN MILLIONS)



Base Case Assumptions
---------------------
Offer Price                                $   13.00
Shares Acquired                                 6.5
                                           --------
Equity Purchase Price                      $   84.6
Plus:  Fees and Expenses                        6.0
Less:  Excess Cash                             (6.0)
                                           --------
External Funds Required                    $   84.6

Sources of Funds
----------------
Bank Revolver (2.5x 2000 EBITDA)           $   29.6
Sub. Debt (1.25x 2000 EBITDA) (F3)             15.0
New Equity                                     40.0
                                           --------
Total Sources of Funds                     $   84.6


New Investors IRRs based on Management Projections
--------------------------------------------------

                                         2005 (Year 5) Exit EBITDA Multiple
                                   --------------------------------------------
                                     6.0x              6.5x               7.0x
                                   --------          --------          --------
2005 EBITDA (F2)                   $   20.9          $   20.9          $   20.9
Enterprise Value                   $  125.3          $  135.8          $  146.2
Less: Debt                            (22.2)            (22.2)            (22.2)
Plus: Cash                              0.3               0.3               0.3
Plus: Options Proceeds                  2.1               2.1               2.1
                                   --------          --------          --------
Total Equity Value                 $  105.6          $  116.0          $  126.5

Investor Equity Value (F1)         $   95.0          $  104.4          $  113.8

IRR                                    18.9%             21.1%             23.2%


Sensitivity Analysis
--------------------


                                                    Exit Multiple of 6.5x EBITDA
                                    Required        ----------------------------
                                  5 - Year IRR          Maximum Offer Price
                                  ------------      ----------------------------
                                      20.0%                 $   13.26
                                      25.0%                 $   12.20
                                      30.0%                 $   11.37


--------------------------------------------------------------------------------
Source for financial projections: Management estimates through 2003, and Evercore estimates in 2004 and 2005.
[FN]
(F1) Assumes 5.0% of fully diluted equity granted to management in options and 5% given to sub. debt holders in warrants.

[FN]
(F2) Excludes approximately $700K in annual expenses that would not exist in a private company format.

[FN]
(F3) Assumes total returns with warrants to subordinated debt holders of 18%-19%.

PROJECT BAKER                                   PRELIMINARY DRAFT - CONFIDENTIAL
--------------------------------------------------------------------------------
ANALYSIS OF THE PRESENT VALUE OF BAKER'S STOCK PRICE


ASSUMPTIONS
-----------
     2000 EPS                                        $    0.62
     Assumed Future P/E Multiple                         15.0x
     Assumed Discount Rate                               14.0%
     I/B/E/S Long Term Growth Rate                       20.0%


PV OF FUTURE STOCK PRICE BASED ON I/B/E/S LONG TERM GROWTH RATE
---------------------------------------------------------------


                                         2000          2001          2002           2003         2004          2005
                                      ---------      --------      --------      --------      --------      --------
     Est. EPS                         $    0.62      $   0.74      $   0.89      $   1.07      $   1.29      $    1.54
     Future P/E Multiple                                                                                         15.0 x
     Future Stock Price                                                                                      ---------
     ------------------------------------------                                                              $   23.14
     PV of Future Stock Price         $   12.02
     ------------------------------------------


PV OF FUTURE STOCK PRICE BASED ON MANAGEMENT ESTIMATES THROUGH 2003 AND I/B/E/S LONG TERM GROWTH ESTIMATES THEREAFTER
-------------------------------------------------------------------------------

                                        2000           2001          2002          2003          2004          2005
                                      ---------      --------      --------      --------      --------      --------
     Est. EPS                         $    0.62      $   0.81      $   0.93      $   1.17      $   1.40      $   1.68
     Future P/E Multiple                                                                                        15.0x
     Future Stock Price                                                                                      --------
     ------------------------------------------                                                              $  25.27
     PV of Future Stock Price         $   13.13
     ------------------------------------------


SENSITIVITY ANALYSIS:  PV OF FUTURE STOCK PRICE
-----------------------------------------------


                                                               PV of Future Stock Price
                                                            -------------------------------
                                                            I/B/E/S       Mgmt. and I/B/E/S
                                                            ------        -----------------
                                        12.0%               $13.13              $14.34
               Discount                 14.0%                12.02               13.13
                   Rate                 16.0%                11.02               12.03

                      SECTION III: FAIRNESS OPINION LETTER

                                [FORM OF OPINION]

                                April 2, 2001



Special Committee of the Board of Directors
Il Fornaio (America) Corporation
712 Montgomery Street
San Francisco, CA  94111

Members of the Special Committee of the Board of Directors:


        You have informed us that Il Fornaio (America) Corporation ("Il Fornaio" or the "Company") intends to enter into an Agreement and Plan of Merger dated as of April 2, 2001 (the "Merger Agreement") with an affiliate of Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS" or the "Investor"), pursuant to which, among other things, an affiliate of the Investor will be merged with and into the Company (the "Merger") and each outstanding share of Common Stock, par value $0.001 per share, of the Company (other than the shares rolled over by selected shareholders as prescribed in the Contribution Agreement to be entered into between such shareholders and the Investor) (the shares not being rolled over are referred to as the "Shares") will be converted into the right to receive $13.00 per share payable in cash (the "Merger Consideration"). Selected Il Fornaio shareholders will also enter into a Voting Agreement contemporaneous with the execution of the Merger Agreement. The Merger Agreement, the Voting Agreement and the Contribution Agreement are collectively referred to herein as the "Agreements" and the transactions contemplated thereby are referred to herein as the "Transaction".

        You have asked us whether, in our opinion, the Merger Consideration to be paid pursuant to the Merger is fair, from a financial point of view as of the date hereof, to the holders of the Shares (the "Recipient Shareholders").

        In connection with rendering our opinion, we have, among other things:

        (i) Analyzed certain publicly available financial statements and other information relating to Il Fornaio;

        (ii) Analyzed certain internal financial statements and other financial and operating data concerning Il Fornaio prepared by and furnished to us by the management of Il Fornaio;

        (iii) Analyzed certain financial projections concerning Il Fornaio prepared by and furnished to us by the management of Il Fornaio;

        (iv) Discussed the past and current operations and financial condition and the prospects of Il Fornaio with the management of Il Fornaio;

April 2, 2001
Page 2



        (v) Reviewed the reported prices and trading activity of the Common Stock of Il Fornaio;

        (vi) Compared the financial performance of Il Fornaio and the prices and trading activity of the Common Stock of Il Fornaio with that of certain other comparable publicly-traded companies and their securities;

        (vii) Reviewed the financial terms to the extent available of certain comparable transactions;

        (viii) Participated in discussions and negotiations among representatives of Il Fornaio, BRS, and their advisers;

        (ix) Reviewed the Agreements, and the related exhibits and schedules in substantially final form and have assumed that the final form of such Agreements, exhibits and schedules will not vary in any respect material to our analysis; and

        (x) Performed such other analyses and examinations and considered such other factors as we have in our sole judgment deemed appropriate.

        For purposes of our analysis and opinion, we have not assumed any responsibility for independently verifying the accuracy and completeness of the information reviewed by us or reviewed for us. With respect to the financial projections of Il Fornaio which were furnished to us, we have assumed that such financial projections have been reasonably prepared by Il Fornaio, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Il Fornaio. We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Il Fornaio, including real estate assets, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and Agreements made available to us as of the date hereof. Our opinion does not address Il Fornaio's underlying business decision to effect the Transaction nor constitute a recommendation to any Il Fornaio shareholder as to how such holder should vote with respect to the matters to be submitted to such shareholders in connection with the Transaction.

        In connection with the Transaction, we have not been authorized by the Special Committee of the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company. Additionally, we have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view of the Merger Consideration to be received by the Recipient Shareholders pursuant to the Merger.

April 2, 2001
Page 3


        We have acted as financial advisor to the Special Committee of the Board of Directors of Il Fornaio in connection with the Merger and will receive a fee for our services upon the rendering of this opinion. In the past, Evercore Group Inc. and its affiliates have provided financial advisory services to Il Fornaio.

        This opinion is not intended to confer any rights or remedies upon any employee, creditor or shareholder of Il Fornaio or any other party.

        Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration to be received by the Recipient Shareholders pursuant to the Merger is fair, from a financial point of view, to the Recipient Shareholders.



                                             Very truly yours,

                                             Evercore Group Inc.




                                             By:_______________________________
                                                David G. Offensend
                                                Vice Chairman